Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Flux Power Holdings, Inc. (the “Company”) of our report dated September 26, 2018, relating to the consolidated financial statements of Flux Power Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Flux Power Holdings, Inc. for the year ended June 30, 2018.

/s/ SQUAR MILNER LLP

San Diego, California
February 13, 2018